EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			16-011

Date: June 2, 2016	Contact:	Erik Staffeldt
Vice President - Finance & Accounting

Helix Finalizes Contract Negotiations With Petrobras

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has completed its contract renegotiations with Petróleo Brasileiro S.A. and has entered into amendments to its well intervention services contracts for its two chartered vessels, the Siem Helix 1 and the Siem Helix 2, offshore Brazil. The contract for the Siem Helix 1, originally scheduled to begin no later than July 22, 2016, was amended to commence between July 22, 2016 and October 21, 2016, and the day rate under the contract has been reduced to a level acceptable to both parties. The contract for the Siem Helix 2, originally scheduled to begin no later than January 21, 2017, was amended to commence between October 1, 2017 and December 31, 2017; the day rate under this contract was not changed.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We are glad to finalize this process in a manner that makes sense for both companies, and look forward to a long and productive working relationship.”

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

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